MAINLAND RESOURCES, INC.

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold Interests

SEC Parameters

As of

February 28, 2010

Joseph E. Blankenship, P.E.
TBPE License No. 62093
Senior Vice President

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. F-1580

MAINLAND RESOURCES, INC.

TABLE OF CONTENTS

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218
FAX (713) 651-0849
TELEPHONE (713) 651-9191

May 11, 2010 (Reissued September 7, 2010)

Mainland Resources, Inc.
21 Waterway Avenue, Suite 300
The Woodlands, TX 77380

Gentlemen:

At your request, Ryder Scott Company (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold interests of Mainland Resources, Inc. (Mainland) as of February 28, 2010. The subject properties are the Griffith 11-1 well and the Dehan et al. 15H-1 well, located in the Holly field, Desoto Parish, Louisiana. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on May 7, 2010 and presented herein, was prepared for public disclosure by Mainland in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of Mainland as of February 28, 2010.

The estimated reserves and future net income amounts presented in this report, as of February 28, 2010 are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SEC PARAMETERS
Estimated Net Reserves and Income Data
Certain Leasehold Interests of
Mainland Resources, Inc.
As of February 28, 2010

	Total Proved Developed Producing
Net Remaining Reserves	
Gas – MMCF	1,901
Income Data	
Future Gross Revenue	$6,285,156
Deductions	2,468,452
Future Net Income (FNI)	$3,816,704
Discounted FNI @ 10%	$2,997,249

All gas volumes are reported on an "as sold" basis expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of Louisiana, which are 60 degrees Fahrenheit and 15.025 psi.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, gathering and treating fees and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. Gas hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

	Discounted Future Net Income As of February 28, 2010
Discount Rate Percent	Total Proved
12	$2,874,709
15	$2,709,437
20	$2,474,645
25	$2,279,734

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled "Petroleum Reserves Definitions" is included as an attachment to this report.

The various reserve status categories are defined under the attachment entitled "Petroleum Reserves Definitions" in this report.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes included herein do not attribute gas consumed in operations as reserves.

Reserves are those estimated remaining quantities of petroleum that are anticipated to be economically producible, as of a given date, from known accumulations under defined conditions. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications,

either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Mainland's request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. The proved reserves included herein were estimated using deterministic methods. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a "high degree of confidence that the quantities will be recovered."

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that "as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease." Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

The proved reserves reported herein are limited to the period prior to expiration of current contracts providing the legal rights to produce or a revenue interest in such production unless evidence indicates that contract renewal is reasonably certain. Furthermore, properties may be subjected to significantly varying contractual fiscal terms that affect the net revenue to Mainland for the production of these volumes. The prices and economic return received for these net volumes can vary significantly based on the terms of these contracts. Therefore, when applicable, Ryder Scott reviewed the fiscal terms of such contracts and discussed with Mainland the net economic benefit attributed to such operations for the determination of the net hydrocarbon volumes and income thereof. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Neither our review of such contractual information nor our acceptance of Mainland's representations regarding such contractual information should be construed as a legal opinion on this matter.

Mainland's operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities.

The estimates of reserves presented herein were based upon a detailed study of the properties in which Mainland owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission's Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. The reserve evaluator must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the "quantities actually recovered are much more likely than not to be achieved." The SEC states that "probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered." The SEC states that "possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves." All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or economic risks as previously noted herein.

The proved reserves for the both of the two properties included herein were estimated by a combination of performance methods and analogy. These performance methods included, but were not limited to, decline trend analysis which utilized extrapolations of historical production and pressure data available through March, 2010. The data utilized in this analysis were supplied to Ryder Scott by Mainland or obtained from public data sources and were considered sufficient for the purpose thereof.

The proved reserves are based on primary recovery. The reserves are nontraditional (unconventional) in nature; they are being produced from the Haynesville Shale. The wells are both single lateral horizontal type.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Mainland has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Mainland with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Mainland. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

Our forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend had been established, future production rates were held constant until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend had been established, this trend was used as the basis for estimating future production rates.

The future production rates from wells currently on production may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

Mainland furnished us with the above mentioned average prices in effect on February 28, 2010. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were estimated by us based on information furnished by Mainland.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America				
United States	Gas	Henry Hub	$3.93/MMBTU	$3.51/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report are based on the operating expense reports of Mainland and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs for these non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. Gathering and treating costs are included under other deductions in the cash flows. The operating costs furnished by Mainland were reviewed by us for their reasonableness using information supplied by Mainland for this

purpose. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

The estimated net cost of abandonment after salvage was included for these properties. The estimates of the net abandonment costs furnished by Mainland were accepted without independent verification.

Current costs used by Mainland were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy years. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer's license or a registered or certified professional geoscientist's license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Mainland. Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by Mainland.

We have provided Mainland Resources, Inc. with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Mainland Resources, Inc. and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580



Joseph E. Blankenship, P.E.
TBPE License No. 62093
Senior Vice President

JEB/sm


STATE OF TEXAS
J. E. BLANKENSHIP
62093
LICENSED
PROFESSIONAL ENGINEER

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Joseph E. Blankenship was the primary technical person responsible for overseeing the estimation and evaluation process with respect to the preparation of this report.

Mr. Blankenship, an employee of Ryder Scott Company L.P. (Ryder Scott) since 1982, is a Senior Vice President and also serves as chief technical advisor for unconventional reserves evaluation. Mr. Blankenship is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Blankenship served in a number of engineering positions with Exxon Company USA. For more information regarding Mr. Blankenship's geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Blankenship earned a Bachelor of Science degree in Mechanical Engineering from the University of Alabama in 1977. He is a member of the Honorary Engineering Society Pi Tau Sigma and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE). He has served as Chairman of the SPE Newsletter Committee and has been invited by the SPEE to lecture on the subject of Coal Seam evaluation.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Blankenship fulfills. As part of his 2009 continuing education hours, Mr. Blankenship attended an internally presented 17 hours of formalized training as well as Ryder Scott's day long 2009 Reserves Conference, and a presentation by Dr. John Lee, on the new SEC regulations relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Blankenship attended an additional 2 hours of formalized in-house training as well as 15 hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. Mr. Blankenship was class instructor in Ryder Scott's 2009 in-house course on unconventional reserves evaluation.

Based on his educational background, professional training and more than 32 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Blankenship has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:
RULE 4-10(a) of REGULATION S-X PART 210
UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC Regulations”. The SEC Regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions, as the following definitions, descriptions and explanations rely wholly or in part on excerpts from the original document (direct passages excerpted from the aforementioned SEC document are denoted in italics herein).

Reserves are those estimated remaining quantities of petroleum which are anticipated to be economically producible, as of a given date, from known accumulations under defined conditions. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC Regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the Commission. The SEC Regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the Commission unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. *Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.*

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. *Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.*

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.
(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

[Remainder of this page is left blank intentionally.]

RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:
RULE 4-10(a) of REGULATION S-X PART 210
UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)
Sponsored and Approved by:
SOCIETY OF PETROLEUM ENGINEERS (SPE),
WORLD PETROLEUM COUNCIL (WPC)
AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)
SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves
Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1) completion intervals which are open at the time of the estimate but which have not yet started producing;
(2) wells which were shut-in for market conditions or pipeline connections; or
(3) wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

MAINLAND RESOURCES, INC.
PROPERTY RANKING BY DISCOUNTED FUTURE NET INCOME
ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
(SEC PARAMETERS)
AS OF FEBRUARY 28, 2010

PROVED RESERVES	RANK/ RESV. TYPE *(A)*	NET RESERVES (BARRELS) OIL/COND *(B)*	NET RESERVES (MMCF) GAS	$ FUTURE NET INCOME *(C)*	$ FUTURE NET INCOME DISC. AT 10.0%	PERCENT OF TOTAL	CUMULATIVE PERCENT OF TOTAL	TABLE NUMBER
HOLLY FIELD	1							
DE SOTO PARISH, LOUISIANA								
DEHAN ETAL 15H-001 (HA RA SUAA)	PV-PD	0	1,152	2,413,128	1,880,888	62.754	62.754	2
HOLLY FIELD	2							
DE SOTO PARISH, LOUISIANA								
GRIFFITH 11-001 (HA RA SUC)	PV-PD	0	749	1,403,577	1,116,361	37.246	100.000	3
TOTAL PROVED		0	1,901	3,816,704	2,997,249	100.000	100.000	

(A) RESERVE TYPES: PV = PROVED, PB = PROBABLE, PS = POSSIBLE

STATUS: PD = PRODUCING, BP = BEHIND PIPE, SI = SHUT IN, UD = UNDEVELOPED, DP = DEPLETED, PB = PAYBACK, NP = NON-PRODUCING

(B) EXCLUDES PLANT PRODUCTS
(C) BEFORE FEDERAL OR STATE INCOME TAXES

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE FIRM LIC. NO. F-1580

MAINLAND RESOURCES, INC.
SUMMARY OF GROSS AND NET RESERVES AND INCOME DATA
ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
(SEC PARAMETERS)
AS OF FEBRUARY 28, 2010

		ESTIMATED REMAINING RESERVES				ESTIMATED FUTURE DOLLARS, $			
		100% GROSS		NET		GROSS REV		NET INCOME BEFORE FIT	
	RESV TYPE (A)	(BARRELS) OIL/COND(B)	(MMCF) GAS	(BARRELS) OIL/COND(B)	(MMCF) SALES GAS	AFTER PROD TAX	TOTAL DEDUCTION	UNDISC	DISCOUNT AT 10.00%
HOLLY FIELD									
DE SOTO PARISH, LOUISIANA									
DEHAN ETAL 15H-001 (HA RA SUAA)	PV-PD	0	7,467	0	1,152	3,658,583	1,245,455	2,413,128	1,880,888
GRIFFITH 11-001 (HA RA SUC)	PV-PD	0	2,691	0	749	2,626,572	1,222,996	1,403,577	1,116,361
TOTAL PROVED		0	10,159	0	1,901	6,285,156	2,468,451	3,816,704	2,997,249
GRAND SUMMARIES									
PROVED PRODUCING		0	10,159	0	1,901	6,285,156	2,468,451	3,816,704	2,997,249
TOTAL PROVED		0	10,159	0	1,901	6,285,156	2,468,451	3,816,704	2,997,249

(A) RESERVE TYPES: PV = PROVED
PB = PROBABLE
PS = POSSIBLE

STATUS: PD = PRODUCING, BP = BEHIND PIPE, SI = SHUT IN, UD = UNDEVELOPED, DP = DEPLETED, PB = PAYBACK, NP = NON-PRODUCING

(B) EXCLUDES PLANT PRODUCTS

MAINLAND RESOURCES, INC.
SUMMARY OF INITIAL BASIC DATA
ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
(SEC PARAMETERS)
AS OF FEBRUARY 28, 2010

	PRIM PROD	(A) RESV TYPE	NO. OF WELLS	LOCATION SEC TWP RNG	---- INTERESTS ---- ---- EVALUATED ---- W.I.	N.R.I.	LIQUIDS PRICE $/bbl	GAS DATA PRICE $/Mcf	BTU	GROSS COST $/MONTH
HOLLY FIELD										
DE SOTO PARISH, LOUISIANA										
DEHAN ETAL 15H-001 (HA RA SUAA)	GAS	PV-PD	1	13N 14W 15	0.256953	0.157434	-	3.51	981	13,000
GRIFFITH 11-001 (HA RA SUC)	GAS	PV-PD	1	13N 14W 11	0.400000	0.284000	-	3.51	981	13,000

(A) RESERVE TYPES: PV = PROVED; PB = PROBABLE; PS = POSSIBLE

STATUS: PD = PRODUCING; BP = BEHIND PIPE; SI = SHUT IN; UD = UNDEVELOPED; DP = DEPLETED; PB = PAYBACK; NP = NON-PRODUCING

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE FIRM LIC. NO. F-1580

MAINLAND RESOURCES, INC.
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
(SEC PARAMETERS)
AS OF FEBRUARY 28, 2010

TABLE 1

GRAND SUMMARY

PROVED
PRODUCING

	Expense Interest	Revenue Interest: Oil/ Condensate	Revenue Interest: Plant Products	Revenue Interest: Gas	Product Prices: Oil/Cond ($/bbl)	Product Prices: Plt. Prod. ($/bbl)	Product Prices: Gas ($/Mcf)
INITIAL							
FINAL							
REMARKS							

DISCOUNTED FUTURE NET INCOME - $ COMPOUNDED MONTHLY	
10.00%	2,997,249
12.00%	2,874,709
15.00%	2,709,437
20.00%	2,474,645
25.00%	2,279,734

Year	Number of Wells	Estimated 8/8ths Production: Oil/Cond. (Barrels)	Estimated 8/8ths Production: Plant Products (Barrels)	Estimated 8/8ths Production: Gas (MMcf)	Company Net Production: Oil/Cond. (Barrels)	Company Net Production: Plant Products (Barrels)	Company Net Production: Sales Gas (MMcf)	Average Prices: Oil/Cond. ($/bbl)	Average Prices: Plt Prod. ($/bbl)	Average Prices: Gas ($/Mcf)
2010	2	0	0	2,315	0	0	431	0.00	0.00	3.51
2011	2	0	0	1,818	0	0	336	0.00	0.00	3.51
2012	2	0	0	1,273	0	0	236	0.00	0.00	3.51
2013	2	0	0	946	0	0	176	0.00	0.00	3.51
2014	2	0	0	737	0	0	139	0.00	0.00	3.51
2015	2	0	0	594	0	0	113	0.00	0.00	3.51
2016	2	0	0	492	0	0	94	0.00	0.00	3.51
2017	2	0	0	414	0	0	80	0.00	0.00	3.51
2018	2	0	0	355	0	0	69	0.00	0.00	3.51
2019	2	0	0	308	0	0	61	0.00	0.00	3.51
2020	2	0	0	270	0	0	53	0.00	0.00	3.51
2021	2	0	0	237	0	0	47	0.00	0.00	3.51
2022	2	0	0	167	0	0	30	0.00	0.00	3.51
2023	1	0	0	119	0	0	18	0.00	0.00	3.51
2024	1	0	0	106	0	0	16	0.00	0.00	3.51
Sub-Total		0	0	10,150	0	0	1,900	0.00	0.00	3.51
Remainder		0	0	9	0	0	1	0.00	0.00	3.51
Total Future		0	0	10,159	0	0	1,901	0.00	0.00	3.51
Cumulative		0	0	3,934						
Ultimate		0	0	14,092						

Year	Company Future Gross Revenue (FGR) - $: From Oil/Condensate	From Plant Products	From Gas	Other	Total	Production Taxes - $: Oil/ Condensate	Plant Prod./ Other	Gas	FGR After Production Taxes - $
2010	0	0	1,512,346	0	1,512,346	0	0	89,102	1,423,244
2011	0	0	1,178,365	0	1,178,365	0	0	71,114	1,107,251
2012	0	0	827,559	0	827,559	0	0	49,466	778,093
2013	0	0	619,252	0	619,252	0	0	36,232	583,020
2014	0	0	486,819	0	486,819	0	0	27,754	459,065
2015	0	0	395,771	0	395,771	0	0	21,942	373,829
2016	0	0	330,936	0	330,936	0	0	17,829	313,107
2017	0	0	280,849	0	280,849	0	0	14,701	266,147
2018	0	0	243,268	0	243,268	0	0	12,363	230,905
2019	0	0	212,483	0	212,483	0	0	10,541	201,942
2020	0	0	187,597	0	187,597	0	0	9,117	178,480
2021	0	0	165,636	0	165,636	0	0	7,923	157,713
2022	0	0	104,855	0	104,855	0	0	6,930	97,925
2023	0	0	64,260	0	64,260	0	0	6,116	58,145
2024	0	0	57,477	0	57,477	0	0	5,470	52,007
Sub-Total	0	0	6,667,475	0	6,667,475	0	0	386,601	6,280,875
Remainder	0	0	4,731	0	4,731	0	0	450	4,281
Total Future	0	0	6,672,207	0	6,672,207	0	0	387,051	6,285,156

Year	Deductions - $: Operating Costs	Ad Valorem Taxes	Development Costs	Other	Total	Future Net Income Before Taxes - $: Undiscounted Annual	Undiscounted Cumulative	Discounted @ 10.00 %
2010	85,404	15,123	0	233,917	334,445	1,088,799	1,088,799	1,048,104
2011	102,485	11,784	0	182,018	296,287	810,965	1,899,764	712,678
2012	102,485	8,276	0	127,899	238,659	539,434	2,439,198	428,828
2013	102,485	6,193	0	95,817	204,494	378,526	2,817,724	272,260
2014	102,485	4,868	0	75,430	182,783	276,282	3,094,007	179,852
2015	102,485	3,958	0	61,412	167,854	205,975	3,299,981	121,364
2016	102,485	3,309	0	51,425	157,219	155,887	3,455,869	83,138
2017	102,485	2,808	0	43,704	148,997	117,151	3,573,019	56,547
2018	102,485	2,433	0	37,909	142,826	88,079	3,661,099	38,490
2019	102,485	2,125	0	33,148	137,758	64,184	3,725,283	25,397
2020	102,485	1,876	0	29,293	133,654	44,826	3,770,109	16,065
2021	102,485	1,656	0	25,882	130,023	27,690	3,797,799	8,989
2022	65,935	1,049	0	16,110	83,094	14,831	3,812,630	4,364
2023	40,085	643	4,000	9,606	54,333	3,812	3,816,442	1,012
2024	40,085	575	0	8,592	49,251	2,756	3,819,198	669
Sub-Total	1,358,840	66,675	4,000	1,032,162	2,461,677	3,819,198		2,997,758
Remainder	3,450	47	2,570	707	6,774	-2,493	3,816,704	-509
Total Future	1,362,290	66,722	6,570	1,032,869	2,468,451	3,816,704		2,997,249

Life of summary is: 14.83 years.

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE FIRM LIC. NO. F-1580

MAINLAND RESOURCES, INC.
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
(SEC PARAMETERS)
AS OF FEBRUARY 28, 2010

TABLE 2

HOLLY FIELD, DE SOTO PARISH, LOUISIANA
PETROHAWK OPERATING COMPANY - OPERATOR 13N 14W 15
DEHAN ETAL 15H-001 (HA RA SUAA) (HAYNESVILLE SHALE) API #1703124739

GAS LEASE
PROVED
PRODUCING

	Expense Interest	Revenue Interest: Oil/ Condensate	Revenue Interest: Plant Products	Revenue Interest: Gas	Product Prices: Oil/Cond ($/bbl)	Product Prices: Plt. Prod. ($/bbl)	Product Prices: Gas ($/Mcf)
INITIAL	0.25695313			0.15743383			3.51
FINAL	0.25695313			0.15743383			3.51

DISCOUNTED FUTURE NET INCOME - $ COMPOUNDED MONTHLY	
10.00%	1,880,888
12.00%	1,801,989
15.00%	1,695,838
20.00%	1,545,518
25.00%	1,421,120

REMARKS HORIZONTAL WELL WITH MULTISTAGE FRAC - GAS SALES BEGAN 8/2009
SINGLE LATERAL - APPROXIMATELY 5000 FT LENGTH
4,361 FT OF LATERAL PERF'ED (12,265 - 16,626'MD)
OTHER DEDUCTIONS ARE GATHERING AND TREATING FEES

Year	Number of Wells	Estimated 8/8ths Production: Oil/Cond. (Barrels)	Estimated 8/8ths Production: Plant Products (Barrels)	Estimated 8/8ths Production: Gas (MMcf)	Company Net Production: Oil/Cond. (Barrels)	Company Net Production: Plant Products (Barrels)	Company Net Production: Sales Gas *(A)* (MMcf)	Average Prices: Oil/Cond. ($/bbl)	Average Prices: Plt Prod. ($/bbl)	Average Prices: Gas ($/Mcf)
2010	1	0	0	1,719	0	0	265	0.00	0.00	3.51
2011	1	0	0	1,373	0	0	212	0.00	0.00	3.51
2012	1	0	0	955	0	0	147	0.00	0.00	3.51
2013	1	0	0	699	0	0	108	0.00	0.00	3.51
2014	1	0	0	535	0	0	83	0.00	0.00	3.51
2015	1	0	0	423	0	0	65	0.00	0.00	3.51
2016	1	0	0	344	0	0	53	0.00	0.00	3.51
2017	1	0	0	283	0	0	44	0.00	0.00	3.51
2018	1	0	0	238	0	0	37	0.00	0.00	3.51
2019	1	0	0	203	0	0	31	0.00	0.00	3.51
2020	1	0	0	175	0	0	27	0.00	0.00	3.51
2021	1	0	0	152	0	0	24	0.00	0.00	3.51
2022	1	0	0	134	0	0	21	0.00	0.00	3.51
2023	1	0	0	119	0	0	18	0.00	0.00	3.51
2024	1	0	0	106	0	0	16	0.00	0.00	3.51
Sub-Total		0	0	7,459	0	0	1,151	0.00	0.00	3.51
Remainder		0	0	9	0	0	1	0.00	0.00	3.51
Total Future		0	0	7,467	0	0	1,152	0.00	0.00	3.51
Cumulative		0	0	1,488						
Ultimate		0	0	8,956						

(A) NET GAS VOLUMES ACCOUNT FOR SURFACE LOSSES, SHRINKAGE = 2.00%

Year	Company Future Gross Revenue (FGR) - $: From Oil/Condensate	From Plant Products	From Gas	Other	Total	Production Taxes - $: Oil/ Condensate	Plant Prod./ Other	Gas	FGR After Production Taxes - $
2010	0	0	931,032	0	931,032	0	0	88,605	842,427
2011	0	0	743,337	0	743,337	0	0	70,742	672,594
2012	0	0	516,980	0	516,980	0	0	49,200	467,780
2013	0	0	378,553	0	378,553	0	0	36,026	342,527
2014	0	0	289,858	0	289,858	0	0	27,585	262,272
2015	0	0	229,066	0	229,066	0	0	21,800	207,266
2016	0	0	186,044	0	186,044	0	0	17,706	168,338
2017	0	0	153,333	0	153,333	0	0	14,592	138,740
2018	0	0	128,875	0	128,875	0	0	12,265	116,610
2019	0	0	109,837	0	109,837	0	0	10,453	99,384
2020	0	0	94,969	0	94,969	0	0	9,038	85,931
2021	0	0	82,505	0	82,505	0	0	7,852	74,653
2022	0	0	72,530	0	72,530	0	0	6,903	65,627
2023	0	0	64,260	0	64,260	0	0	6,116	58,145
2024	0	0	57,477	0	57,477	0	0	5,470	52,007
Sub-Total	0	0	4,038,656	0	4,038,656	0	0	384,354	3,654,302
Remainder	0	0	4,731	0	4,731	0	0	450	4,281
Total Future	0	0	4,043,387	0	4,043,387	0	0	384,804	3,658,583

Year	Deductions - $: Operating Costs	Ad Valorem Taxes	Development Costs	Other	Total	Future Net Income Before Taxes - $: Undiscounted Annual	Undiscounted Cumulative	Discounted @ 10.00 %
2010	33,404	9,310	0	139,172	181,887	660,541	660,541	635,499
2011	40,085	7,433	0	111,115	158,633	513,961	1,174,502	451,602
2012	40,085	5,170	0	77,279	122,534	345,246	1,519,748	274,454
2013	40,085	3,786	0	56,587	100,457	242,070	1,761,817	174,121
2014	40,085	2,899	0	43,328	86,312	175,961	1,937,778	114,553
2015	40,085	2,291	0	34,241	76,616	130,649	2,068,427	76,986
2016	40,085	1,860	0	27,810	69,755	98,583	2,167,010	52,578
2017	40,085	1,533	0	22,920	64,538	74,202	2,241,212	35,818
2018	40,085	1,289	0	19,264	60,638	55,972	2,297,184	24,460
2019	40,085	1,098	0	16,419	57,602	41,783	2,338,967	16,530
2020	40,085	950	0	14,196	55,231	30,701	2,369,667	10,997
2021	40,085	825	0	12,333	53,243	21,411	2,391,078	6,943
2022	40,085	725	0	10,842	51,652	13,975	2,405,053	4,105
2023	40,085	643	0	9,606	50,333	7,812	2,412,865	2,080
2024	40,085	575	0	8,592	49,251	2,756	2,415,621	669
Sub-Total	594,590	40,387	0	603,705	1,238,681	2,415,621		1,881,397
Remainder	3,450	47	2,570	707	6,774	-2,493	2,413,128	-509
Total Future	598,040	40,434	2,570	604,412	1,245,455	2,413,128		1,880,888

Life of evaluation is: 14.93 years.
Final production rate: 8.272 MMcf/month

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE FIRM LIC. NO. F-1580

MAINLAND RESOURCES, INC.
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN LEASEHOLD INTERESTS
(SEC PARAMETERS)
AS OF FEBRUARY 28, 2010

HOLLY FIELD, DE SOTO PARISH, LOUISIANA
PETROHAWK OPERATING COMPANY - OPERATOR 13N 14W 11
GRIFFITH 11-001 (HA RA SUC) (HAYNESVILLE SHALE) API #1703124456

GAS LEASE
PROVED
PRODUCING

	Expense Interest	Revenue Interest: Oil/Condensate	Revenue Interest: Plant Products	Revenue Interest: Gas	Product Prices: Oil/Cond ($/bbl)	Product Prices: Plt. Prod. ($/bbl)	Product Prices: Gas ($/Mcf)
INITIAL	0.40000000			0.28400000			3.51
FINAL	0.40000000			0.28400000			3.51

REMARKS
HORIZONTAL WELL WITH 12 STAGE FRAC - GAS SALES BEGAN 1/29/2009
SINGLE LATERAL - APPROXIMATELY 5000 FT LENGTH - 4,054 FT PERF'ED (12,099 - 16,153'MD)
OTHER DEDUCTIONS ARE GATHERING AND TREATING FEES
PARTIAL STATE PRODUCTION TAX EXEMPTION BEGAN 1/2010

DISCOUNTED FUTURE NET INCOME - $ COMPOUNDED MONTHLY	
10.00%	1,116,361
12.00%	1,072,720
15.00%	1,013,599
20.00%	929,126
25.00%	858,614

Year	Number of Wells	Estimated 8/8ths Production: Oil/Cond. (Barrels)	Plant Products (Barrels)	Gas (MMcf)	Company Net Production: Oil/Cond. (Barrels)	Plant Products (Barrels)	Sales Gas (A) (MMcf)	Average Prices: Oil/Cond. ($/bbl)	Plt Prod. ($/bbl)	Gas ($/Mcf)
2010	1	0	0	595	0	0	166	0.00	0.00	3.51
2011	1	0	0	445	0	0	124	0.00	0.00	3.51
2012	1	0	0	318	0	0	88	0.00	0.00	3.51
2013	1	0	0	246	0	0	69	0.00	0.00	3.51
2014	1	0	0	202	0	0	56	0.00	0.00	3.51
2015	1	0	0	171	0	0	48	0.00	0.00	3.51
2016	1	0	0	148	0	0	41	0.00	0.00	3.51
2017	1	0	0	131	0	0	36	0.00	0.00	3.51
2018	1	0	0	117	0	0	33	0.00	0.00	3.51
2019	1	0	0	105	0	0	29	0.00	0.00	3.51
2020	1	0	0	95	0	0	26	0.00	0.00	3.51
2021	1	0	0	85	0	0	24	0.00	0.00	3.51
2022	1	0	0	33	0	0	9	0.00	0.00	3.51
2023	0	0	0	0	0	0	0	0.00	0.00	0.00
Sub-Total		0	0	2,691	0	0	749	0.00	0.00	3.51
Remainder		0	0	0	0	0	0	0.00	0.00	0.00
Total Future		0	0	2,691	0	0	749	0.00	0.00	3.51
Cumulative		0	0	2,445						
Ultimate		0	0	5,137						

(A) NET GAS VOLUMES ACCOUNT FOR SURFACE LOSSES, SHRINKAGE = 2.00%

Year	Company Future Gross Revenue (FGR) - $: From Oil/Condensate	From Plant Products	From Gas	Other	Total	Production Taxes - $: Oil/Condensate	Plant Prod./Other	Gas	FGR After Production Taxes - $
2010	0	0	581,314	0	581,314	0	0	497	580,817
2011	0	0	435,029	0	435,029	0	0	372	434,657
2012	0	0	310,579	0	310,579	0	0	265	310,314
2013	0	0	240,699	0	240,699	0	0	206	240,494
2014	0	0	196,961	0	196,961	0	0	168	196,793
2015	0	0	166,705	0	166,705	0	0	143	166,563
2016	0	0	144,893	0	144,893	0	0	124	144,769
2017	0	0	127,516	0	127,516	0	0	109	127,407
2018	0	0	114,393	0	114,393	0	0	98	114,295
2019	0	0	102,646	0	102,646	0	0	88	102,558
2020	0	0	92,628	0	92,628	0	0	79	92,548
2021	0	0	83,131	0	83,131	0	0	71	83,060
2022	0	0	32,326	0	32,326	0	0	28	32,298
2023	0	0	0	0	0	0	0	0	0
Sub-Total	0	0	2,628,819	0	2,628,819	0	0	2,247	2,626,572
Remainder	0	0	0	0	0	0	0	0	0
Total Future	0	0	2,628,819	0	2,628,819	0	0	2,247	2,626,572

Year	Deductions - $: Operating Costs	Ad Valorem Taxes	Development Costs	Other	Total	Future Net Income Before Taxes - $: Undiscounted Annual	Undiscounted Cumulative	Discounted @ 10.00 %
2010	52,000	5,813	0	94,745	152,558	428,259	428,259	412,605
2011	62,400	4,350	0	70,903	137,653	297,004	725,262	261,076
2012	62,400	3,106	0	50,620	116,125	194,188	919,451	154,374
2013	62,400	2,407	0	39,230	104,037	136,456	1,055,907	98,139
2014	62,400	1,970	0	32,102	96,471	100,322	1,156,229	65,299
2015	62,400	1,667	0	27,170	91,237	75,325	1,231,554	44,378
2016	62,400	1,449	0	23,615	87,464	57,305	1,288,859	30,560
2017	62,400	1,275	0	20,783	84,458	42,949	1,331,808	20,729
2018	62,400	1,144	0	18,644	82,188	32,107	1,363,914	14,030
2019	62,400	1,026	0	16,730	80,156	22,402	1,386,316	8,866
2020	62,400	926	0	15,097	78,423	14,125	1,400,441	5,068
2021	62,400	831	0	13,549	76,780	6,280	1,406,721	2,046
2022	25,851	323	0	5,269	31,442	856	1,407,577	259
2023	0	0	4,000	0	4,000	-4,000	1,403,577	-1,069
Sub-Total	764,251	26,288	4,000	428,457	1,222,996	1,403,577		1,116,361
Remainder	0	0	0	0	0	0	1,403,577	0
Total Future	764,251	26,288	4,000	428,457	1,222,996	1,403,577		1,116,361

Life of evaluation is: 12.26 years.
Final production rate: 6.439 MMcf/month